Exhibit 99.1

CONTACTS:

Richard Leland

Investor Relations

561.438.3796

richard.leland@officedepot.com

Brian Levine

Public Relations

561.438.2895

brian.levine@officedepot.com

OFFICE DEPOT ANNOUNCES SECOND QUARTER 2013 RESULTS

Boca Raton, Fla., July 30, 2013 — Office Depot, Inc. (NYSE: ODP), a leading global provider of office supplies and services, today announced results for the fiscal quarter ended June 29, 2013.

SECOND QUARTER RESULTS 1

Total Company sales for the second quarter of 2013 were $2.4 billion, down 4% compared to the second quarter of 2012 in both U.S. dollars and in constant currency. The shift in the timing of the Easter holiday had a small positive impact on sales that was offset by country exits in the International Division in late 2012 and in first quarter 2013.

The Company reported a net loss, after preferred stock dividends, of $64 million or $0.23 per share in the second quarter of 2013, compared to the same net loss, after preferred stock dividends, of $64 million or $0.23 per share in the second quarter of 2012.

•

Second quarter 2013 results included $30 million of pre-tax charges, comprised primarily of merger and certain shareholder-related expenses, restructuring activities, and $4 million related to non-cash store asset impairment charges in the North American Retail Division. Excluding these charges, the net loss, after preferred stock dividends, would have been $28 million or $0.10 per share.

•

The prior year results included $33 million of pre-tax charges, including $24 million in non-cash store asset impairment charges and $9 million in restructuring costs. Additionally, there was a $16 million income tax credit in the quarter. Excluding the charges and the tax credit, the second quarter 2012 net loss, after preferred stock dividends, would have been $40 million or $0.14 per share.

“Our second quarter results came in largely as expected, as we remain focused on executing against our multi-year strategic plan,” said Neil Austrian, Chairman and Chief Executive Officer of Office Depot. “Sales continue to be impacted by a sluggish technology category, particularly laptops, as well as ongoing budgetary pressure on our federal accounts. Despite these headwinds, however, we were pleased with our cost reduction actions and progress on our key initiatives. In addition, we remain actively engaged in integration planning related to the proposed merger with OfficeMax, which we continue to expect to close by the end of the year. Shareholders of both companies overwhelmingly supported the merger at concurrent special meetings that were held in early July, and we look forward to closing the transaction and creating an even stronger office solutions provider in an increasingly competitive environment.”

[1]	Includes non-GAAP information. Second quarter 2012 and 2013 results include charges for restructuring actions and non-cash store asset impairment. Second quarter 2013 results also include merger and certain shareholder-related expenses. Additional information is provided in our Form 10-Q for the fiscal quarter ended June 29, 2013. Reconciliations from GAAP to non-GAAP financial measures can be found in this release, as well as in the Investor Relations section of our corporate web site, www.officedepot.com, under the category Financial Information.

Total Company gross profit margin decreased slightly in the second quarter of 2013 compared to the prior year period, with improvements in North American Retail and North American Business Solutions more than offset by a decrease in International.

Total Company operating expenses decreased by $39 million in the second quarter of 2013 compared to the prior year period. When adjusted for merger and certain shareholder-related expenses and impairment and restructuring charges, total Company operating expenses decreased by $38 million versus the prior year period.

Second quarter 2013 earnings before interest and taxes (EBIT), excluding merger and certain shareholder-related expenses, restructuring activities, and store asset impairment charges, was negative $8 million, compared to adjusted EBIT of negative $22 million last year in the same quarter.

The Company recorded a small tax benefit in the second quarter of 2013, reflecting the continuing impact of valuation allowances, the timing of earnings within various tax jurisdictions, as well as the change made in 2012 to recognize tax on the U.S. portion of our Mexico joint venture earnings.

The Company ended the second quarter of 2013 with a use of free cash flow of $34 million, a $32 million decrease in usage from the prior year period.

SECOND QUARTER DIVISION RESULTS

North American Retail Division

The North American Retail Division reported second quarter 2013 sales of $939 million, a decrease of 5% compared to the prior year.

Comparable store sales in the 1,077 stores that have been open for more than one year decreased 4% for the second quarter of 2013. The decline was largely driven by decreased sales of technology and peripherals, particularly mid-priced laptops, which have historically been a large part of the Division’s laptop assortment. Also, the market transition out of laptops and into tablets continued in the second quarter of 2013. Sales in Copy and Print Depot and breakroom supplies increased, while supplies and furniture sales were down year-over-year. Average order value was down approximately 3% in the second quarter, and customer transaction counts declined about 1% compared to the same period last year.

The North American Retail Division reported an operating loss of $28 million in the second quarter of 2013, compared to an operating loss of $50 million in the prior year period. The Division operating losses included charges of $8 million and $25 million in the second quarter of 2013 and 2012, respectively. Charges in both periods were driven by non-cash store asset impairments and restructuring activities. Excluding the charges in both periods, the $6 million year-over-year improvement in the operating loss in the second quarter of 2013 resulted primarily from initiative-driven cost reductions, including advertising, payroll, and general & administrative expenses, which more than offset the negative flow-through impact of lower sales.

At the end of the second quarter 2013, Office Depot operated 1,109 stores in the U.S. and Puerto Rico. The North American Retail Division opened three new stores and closed five during the second quarter of 2013.

North American Business Solutions Division

The North American Business Solutions Division reported second quarter 2013 sales of $781 million, a 2% decrease compared to the prior year period.

Contract channel sales in the second quarter of 2013 were down low-single digits versus last year. By customer group, Contract experienced sales growth within small and medium-sized businesses. Excluding the federal business, there was also sales growth in the public sector, particularly within the K-12 customer group. However, sales to federal accounts were down compared to the prior year, as budgetary pressures continued in the second quarter of 2013. In the Direct channel, second quarter 2013 sales were down slightly compared to the prior year. Growth in online sales was offset by lower purchases from customers who shop using catalogs and order through our inbound call centers.

The North American Business Solutions Division reported second quarter 2013 operating income of $31 million, compared to $20 million in the same period last year. The Division operating income in the second quarter of 2012 included $1 million in restructuring charges. Excluding charges, the $11 million year-over-year improvement in operating income reflects a slight gross margin increase which was driven by margin initiatives and cost management in supply chain, as well as lower advertising, payroll, and other expenses.

International Division

The International Division reported second quarter 2013 sales of $698 million, a decrease of 3% in both U.S. dollars and in constant currency compared to the second quarter of 2012.

Total European Contract sales decreased mid-single digits in the second quarter of 2013 versus the prior year, as growth primarily in Switzerland and Austria was more than offset by sales weakness in other countries. In the second quarter of 2013, the Division lowered prices on ink and toner, largely in the UK, to increase market competitiveness. In Asia, Contract channel sales were flat to the prior year. In the Direct channel, the rate of year-over-year sales decline continued to improve sequentially in second quarter 2013. The Division continues to focus on improvements in this channel, including numerous website enhancements and better targeting of catalog and direct mail. Retail channel sales increased in the second quarter of 2013, with growth in France and Korea partially offset by declines in Sweden.

The International Division reported an operating loss of $11 million in the second quarter of 2013, compared to a loss of $9 million in the same period last year. The Division operating loss in second quarter 2013 includes $6 million in charges related to restructuring and the exit from our joint venture in India. The Division operating loss in the second quarter of 2012 included $7 million of charges primarily related to restructuring activities in several European locations. Excluding the charges in both periods, the $3 million year-over-year operating loss increase in second quarter 2013 was primarily due to lower sales volume and margin pressure, partially offset by operating expenses reductions related to continuous process improvement initiatives.

The movement in exchange rates had a minimal impact on International Division operating income in the second quarter of 2013 compared to the same period in 2012.

Office Depot de Mexico

For the second quarter of 2013, Office Depot’s Latin American joint venture, Office Depot de Mexico, reported sales of $275 million and net income of $14 million. Office Depot accounts for this investment using the equity method, and included in the second quarter 2013 results is the 50% share of Office Depot de Mexico’s net income on the Company’s “Miscellaneous income, net” line in the Condensed Consolidated Statement of Operations, or $7 million.

On July 9, 2013, the Company completed the sale of its investment in the joint venture to Grupo Gigante for the Mexican Peso amount of 8,777 million in cash. As a result of the sale, the Company received after-tax cash proceeds of approximately $550 million.

The terms of the Company’s 9.75% senior secured notes require that the Company use 60% of the proceeds from the sale of Office Depot de Mexico to tender for the outstanding bonds within 90 days.

On July 30, 2013, the Company launched a tender offer at par plus accrued interest. The estimated fair value currently exceeds the carrying value of the notes.

Other Matters and Merger Update

At the end of the second quarter of 2013, the Company had $472 million in cash and cash equivalents on hand and $742 million in availability under the Amended and Restated Credit Agreement, for a total of approximately $1.2 billion in available liquidity.

On February 20, 2013, the Company entered into a merger agreement with OfficeMax Incorporated (“OfficeMax”) pursuant to which the two companies would combine in an all-stock merger transaction (the “Merger Agreement”). At the effective time of the merger, Office Depot would issue 2.69 shares of common stock for each outstanding share of OfficeMax common stock. On July 10, 2013, shareholders of the Company and shareholders of OfficeMax approved the merger of the two companies, including the issuance of Office Depot common stock to OfficeMax stockholders pursuant to the Merger Agreement. The merger is not final until the receipt of certain regulatory approvals and completion of other customary closing conditions. As provided for in merger-related agreements, on July 11, 2013, the Company redeemed 50 percent of the redeemable preferred stock with a cash payment of $216 million.

On April 8, 2013 the Company received a Request for Additional Information and Documentary Materials from the Federal Trade Commission (“FTC”) in response to the initial Hart Scott Rodino filing made on March 8, 2013. The Company has already supplied data to the FTC based on preliminary requests and is preparing its responses to this additional request. The Company still expects to receive approval in order to close the transaction late in 2013.

Additional information on the Company’s second quarter results can be found in our Form 10-Q filed with the SEC on July 30, 2013, as well as in the Investor Relations section of our corporate website, www.officedepot.com, under the category Financial Information.

Non-GAAP Reconciliation

Reconciliations of GAAP results to non-GAAP results are presented in this release and also may be found in the Investor Relations section of our corporate website, www.officedepot.com, under the category Financial Information.

About Office Depot

Office Depot provides core office supplies, the latest technology, school essentials, copy & print services, cleaning & breakroom products, and furniture to customers, teachers, and businesses of all sizes through 1,614 worldwide retail stores, global e-commerce operations, a dedicated sales force, an inside sales organization and top-rated catalogs. Office Depot has annual sales of approximately $10.7 billion, employs about 38,000 associates, and serves customers in 60 countries around the world. Office Depot’s common stock is listed on the New York Stock Exchange under the symbol ODP. Additional press information can be found at: http://news.officedepot.com.

OFFICE DEPOT SAFE HARBOR STATEMENT

This communication may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning Office Depot, the merger and other transactions contemplated by the merger agreement, Office Depot’s long-term credit rating and its revenues and operating earnings. These statements or disclosures may discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition, or state other information relating to Office Depot, based on current beliefs of management as well as assumptions made by, and information currently available to, management. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “estimate,” “expect,” “forecast,” “guidance,” “intend,”

“may,” “possible,” “potential,” “predict,” “project” or other similar words, phrases or expressions. These forward-looking statements are subject to various risks and uncertainties, many of which are outside of Office Depot’s control. Therefore, investors and shareholders should not place undue reliance on such statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include adverse regulatory decisions; failure to satisfy other closing conditions with respect to the merger; the risks that the new businesses will not be integrated successfully or that Office Depot will not realize estimated cost savings and synergies; Office Depot’s ability to maintain its current long-term credit rating; unanticipated changes in the markets for its business segments; unanticipated downturns in business relationships with customers or their purchases from Office Depot; competitive pressures on Office Depot’s sales and pricing; increases in the cost of material, energy and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation or dispute resolutions; new laws and governmental regulations. The foregoing list of factors is not exhaustive. Investors and shareholders should carefully consider the foregoing factors and the other risks and uncertainties that affect Office Depot’s business described in its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents filed from time to time with the SEC. Office Depot does not assume any obligation to update these forward-looking statements.

NO OFFER OR SOLICITATION

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities in any jurisdiction in connection with the proposed merger of Office Depot Inc. (“Office Depot”) with OfficeMax Incorporated (“OfficeMax”) or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

IMPORTANT INFORMATION HAS BEEN AND WILL BE FILED WITH THE SEC

Office Depot has filed with the SEC a registration statement on Form S-4 (Registration No. 333-187807) that includes a Joint Proxy Statement of Office Depot and OfficeMax that also constitutes a prospectus of Office Depot. The registration statement, as amended, was declared effective by the SEC on June 7, 2013. Office Depot and OfficeMax mailed the definitive Joint Proxy Statement/Prospectus to their respective shareholders in connection with the transaction on or about June 10, 2013. INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT OFFICE DEPOT, OFFICEMAX, THE TRANSACTION AND RELATED MATTERS. Investors and shareholders are able to obtain free copies of the definitive Joint Proxy Statement/Prospectus and other documents filed with the SEC by Office Depot and OfficeMax through the website maintained by the SEC at www.sec.gov. In addition, investors and shareholders are able to obtain free copies of the definitive Joint Proxy Statement/Prospectus and other documents filed by Office Depot with the SEC by contacting Office Depot Investor Relations at 6600 North Military Trail, Boca Raton, FL 33496 or by calling 561-438-7878, and are able to obtain free copies of the definitive Joint Proxy Statement/Prospectus and other documents filed by OfficeMax by contacting OfficeMax Investor Relations at 263 Shuman Blvd., Naperville, Illinois 60563 or by calling 630-864-6800.

OFFICE DEPOT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

(Unaudited)

	June 29,	December 29,	June 30,
	2013	2012	2012
Assets
Current assets:
Cash and cash equivalents	$471,955	$670,811	$422,679
Receivables, net	746,645	803,944	809,353
Inventories	1,090,915	1,050,625	1,122,007
Prepaid expenses and other current assets	165,169	170,810	154,171

Total current assets	2,474,684	2,696,190	2,508,210
Property and equipment, net	809,965	856,341	971,930
Goodwill	63,086	64,312	61,683
Other intangible assets, net	15,428	16,789	32,169
Deferred income taxes	31,283	33,421	41,689
Other assets	353,119	343,726	341,631

Total assets	$3,747,565	$4,010,779	$3,957,312

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$880,629	$934,892	$906,103
Accrued expenses and other current liabilities	845,751	931,618	875,005
Income taxes payable	7,144	5,310	7,698
Short-term borrowings and current maturities of long-term debt	174,550	174,148	35,527

Total current liabilities	1,908,074	2,045,968	1,824,333
Deferred income taxes and other long-term liabilities	409,549	431,531	391,056
Long-term debt, net of current maturities	475,004	485,331	639,028

Total liabilities	2,792,627	2,962,830	2,854,417

Commitments and contingencies
Redeemable preferred stock, net (liquidation preference – $406,773 in June 2013 and December 2012, and $396,851 in June 2012)	386,401	386,401	378,751

Stockholders’ equity:
Office Depot, Inc. stockholders’ equity:
Common stock—authorized 800,000,000 shares of $.01 par value; issued shares – 294,840,752 in June 2013, 291,734,027 in December 2012 and 291,075,840 in June 2012	2,948	2,917	2,911
Additional paid-in capital	1,105,989	1,119,775	1,131,044
Accumulated other comprehensive income	194,429	212,717	194,829
Accumulated deficit	(677,096)	(616,235)	(547,007)
Treasury stock, at cost – 5,915,268 shares in 2013 and 2012	(57,733)	(57,733)	(57,733)

Total Office Depot, Inc. stockholders’ equity	568,537	661,441	724,044
Noncontrolling interests	—	107	100

Total equity	568,537	661,548	724,144

Total liabilities and equity	$3,747,565	$4,010,779	$3,957,312

OFFICE DEPOT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	13 Weeks Ended		26 Weeks Ended
	June 29,	June 30,	June 29,	June 30,
	2013	2012	2013	2012
Sales	$2,418,619	$2,507,150	$5,136,879	$5,379,959
Cost of goods sold and occupancy costs	1,872,350	1,934,954	3,930,913	4,113,360

Gross profit	546,269	572,196	1,205,966	1,266,599
Operating and selling expenses	419,027	439,669	889,744	928,908
Recovery of purchase price	—	—	—	(68,314)
Asset impairments	4,418	23,861	9,662	41,755
General and administrative expenses	151,316	167,313	310,223	345,207
Merger and certain shareholder-related expenses	16,640	—	31,824	—

Operating income (loss)	(45,132)	(58,647)	(35,487)	19,043
Other income (expense):
Interest income	—	955	410	1,322
Interest expense	(16,717)	(17,703)	(33,112)	(32,181)
Loss on extinguishment of debt	—	(41)	—	(12,110)
Miscellaneous income, net	7,245	3,967	13,602	12,946

Loss before income taxes	(54,604)	(71,469)	(54,587)	(10,980)
Income tax expense (benefit)	(398)	(14,082)	6,262	(3,092)

Net loss	(54,206)	(57,387)	(60,849)	(7,888)
Less: Net earnings (loss) attributable to the noncontrolling interests	—	(5)	12	(9)

Net loss attributable to Office Depot, Inc.	(54,206)	(57,382)	(60,861)	(7,879)

Preferred stock dividends	10,170	6,899	20,339	15,115

Net loss available to common stockholders	$(64,376)	$(64,281)	$(81,200)	$(22,994)

Net loss per share:
Basic	$(0.23)	$(0.23)	$(0.29)	$(0.08)
Diluted	$(0.23)	$(0.23)	$(0.29)	$(0.08)
Weighted average number of common shares outstanding
Basic and Diluted	280,507	279,522	281,043	279,037

OFFICE DEPOT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	26 Weeks Ended
	June 29,	June 30,
	2013	2012
Cash flows from operating activities:
Net loss	$(60,849)	$(7,888)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	95,903	101,622
Charges for losses on inventories and receivables	28,005	32,850
Loss on extinguishment of debt	—	13,377
Recovery of purchase price	—	(58,049)
Pension plan funding	—	(58,030)
Asset impairments	9,662	41,755
Changes in working capital and other	(166,957)	(197,478)

Net cash used in operating activities	(94,236)	(131,841)

Cash flows from investing activities:
Capital expenditures	(62,328)	(62,471)
Recovery of purchase price	—	49,841
Restricted cash	(789)	—
Release of restricted cash	—	8,570
Proceeds from assets sold and other	(3,499)	20,624

Net cash provided by (used in) investing activities	(66,616)	16,564

Cash flows from financing activities:
Proceeds from exercise of stock options, including tax benefit	1,326	1,130
Share transactions under employee related plans	(2,772)	(208)
Preferred stock dividends	(20,339)	—
Payment for noncontrolling interests	(597)	(551)
Loss on extinguishment of debt	—	(13,377)
Debt related fees	—	(7,867)
Debt retirement	—	(250,000)
Debt issuance	—	250,000
Net payments on other long- and short-term borrowings	(11,321)	(11,198)

Net cash used in financing activities	(33,703)	(32,071)

Effect of exchange rate changes on cash and cash equivalents	(4,301)	(654)

Net decrease in cash and cash equivalents	(198,856)	(148,002)
Cash and cash equivalents at beginning of period	670,811	570,681

Cash and cash equivalents at end of period	$471,955	$422,679

OFFICE DEPOT, INC.

GAAP to Non-GAAP Reconciliations

(Unaudited)

We report our results in accordance with accounting principles generally accepted in the United States (“GAAP”). We also review certain financial measures excluding impacts of transactions that are beyond our core operations (“non-GAAP”). A reconciliation of GAAP financial measures to non-GAAP financial measures and the limitations on their use may be accessed in the “Investor Relations” section of our corporate website, www.officedepot.com. Certain portions of those reconciliations are provided in the following tables.

(In millions, except per share amounts)

Q2 2013	GAAP	% of Sales	Charges/Credits	Non-GAAP	% of Sales
Gross profit	$546.3	22.6%	$—	$546.3	22.6%
Operating expenses	$591.4	24.5%	$30.8	$560.6	23.2%
Operating income(loss)	$(45.1)	(1.9)%	$(30.8)	$(14.3)	(0.6)%
Net earnings (loss) attributable to common stockholders	$(64.4)	(2.7)%	$(36.6)	$(27.8)	(1.1)%

Diluted earnings (loss) per share	$(0.23)		$(0.13)	$(0.10)

Q2 2012	GAAP	% of Sales	Charges/Credits	Non-GAAP	% of Sales
Gross profit *	$572.2	22.8%	$—	$572.2	22.8%
Operating expenses *	$630.8	25.2%	$32.5	$598.3	23.9%
Operating income(loss)	$(58.6)	(2.3)%	$(32.5)	$(26.1)	(1.0)%
Net earnings (loss) attributable to common stockholders	$(64.3)	(2.6)%	$(24.2)	$(40.1)	(1.6)%

Diluted earnings (loss) per share	$(0.23)		$(0.09)	$(0.14)

YTD 2013	GAAP	% of Sales	Charges/Credits	Non-GAAP	% of Sales
Gross profit	$1,206.0	23.5%	$—	$1,206.0	23.5%
Operating expenses	$1,241.5	24.2%	$55.3	$1,186.1	23.1%
Operating income(loss)	$(35.5)	(0.7)%	$(55.3)	$19.9	0.4%
Net earnings (loss) attributable to common stockholders	$(81.2)	(1.6)%	$(54.6)	$(26.6)	(0.5)%

Diluted earnings (loss) per share	$(0.29)		$(0.19)	$(0.10)

YTD 2012	GAAP	% of Sales	Charges/Credits	Non-GAAP	% of Sales
Gross profit *	$1,266.6	23.5%	$—	$1,266.6	23.5%
Operating expenses *	$1,247.6	23.2%	$10.7	$1,236.9	23.0%
Operating income(loss)	$19.0	0.4%	$(10.7)	$29.7	0.6%
Net earnings (loss) attributable to common stockholders	$(23.0)	(0.4)%	$(12.5)	$(10.5)	(0.2)%

Diluted earnings (loss) per share	$(0.08)		$(0.04)	$(0.04)

*	Gross profit and Operating expenses for Q2 2012 and YTD 2012 have been adjusted by $173.9 million and $362.7 million, respectively, related to the impact of the change in accounting principle adopted in Q1 2013 of presenting shipping and handling expenses in Operating expenses to presenting such expenses in Costs of goods sold and occupancy costs.

OFFICE DEPOT, INC.

GAAP to Non-GAAP Reconciliations

(Unaudited) (Continued)

	Q2 2013	Q2 2012
Cash Flow Summary
Net cash provided by (used in) operating activities	$(0.3)	$(38.5)
Net cash provided by (used in) investing activities	(38.1)	(17.2)
Net cash provided by (used in) financing activities	(40.3)	(5.5)
Effect of exchange rate changes on cash and cash equivalents	1.4	(4.9)

Net increase (decrease) in cash and cash equivalents	$(77.3)	$(66.1)

Free Cash Flow
Net cash provided by (used in) operating activities	$(0.3)	$(38.5)
Less: Capital expenditures	33.7	27.9

Free Cash Flow	$(34.0)	$(66.4)

Cash Flow Before Financing Activities
Net increases (decrease) in cash and cash equivalents	$(77.3)	$(66.1)
Less: Net cash provided by (used in) financing activities	(40.3)	(5.5)

Cash Flow Before Financing Activities	$(37.0)	$(60.6)

	YTD 2013	YTD 2012
Cash Flow Summary
Net cash provided by (used in) operating activities	$(94.2)	$(131.8)
Net cash provided by (used in) investing activities	(66.6)	16.6
Net cash provided by (used in) financing activities	(33.7)	(32.1)
Effect of exchange rate changes on cash and cash equivalents	(4.3)	(0.7)

Net increase (decrease) in cash and cash equivalents	$(198.9)	$(148.0)

Free Cash Flow
Net cash provided by (used in) operating activities	$(94.2)	$(131.8)
Less: Capital expenditures	62.3	62.5

Free Cash Flow	$(156.5)	$(194.3)

Cash Flow Before Financing Activities
Net increases (decrease) in cash and cash equivalents	$(198.9)	$(148.0)
Less: Net cash provided by (used in) financing activities	(33.7)	(32.1)

Cash Flow Before Financing Activities	$(165.2)	$(115.9)

Free cash flow is calculated as net cash provided by (used in) operating activities less capital expenditures.

Cash flow before financing activities is calculated as the net increase (decrease) in cash and cash equivalents less net cash provided by (used in) financing activities.

OFFICE DEPOT, INC.

DIVISION INFORMATION

(Unaudited)

North American Retail Division

	Second Quarter		First Half
(Dollars in millions)	2013	2012	2013	2012
Sales	$939.5	$993.9	$2,083.3	$2,213.4
% change	(5)%	(8)%	(6)%	(8)%
Division operating income (loss)*	$(27.8)	$(50.4)	$(12.8)	$(32.3)
% of sales	(3.0)%	(5.1)%	(0.6)%	(1.5)%

North American Business Solutions Division

	Second Quarter		First Half
(Dollars in millions)	2013	2012	2013	2012
Sales	$781.0	$796.4	$1,596.7	$1,624.1
% change	(2)%	(1)%	(2)%	1%
Division operating income (loss)*	$30.7	$19.5	$56.0	$41.5
% of sales	3.9%	2.5%	3.5%	2.6%

International Division

	Second Quarter		First Half
(Dollars in millions)	2013	2012	2013	2012
Sales	$698.2	$716.9	$1,456.9	$1,542.4
% change	(3)%	(13)%	(6)%	(8)%
% change in constant currency	(3)%	(6)%	(6)%	(3)%
Division operating income (loss)*	$(11.3)	$(9.1)	$(6.5)	$(11.2)
% of sales	(1.6)%	(1.3)%	(0.4)%	(0.7)%

*	Divisions operating income (loss) for Q2 2012 and YTD 2012 have been updated to conform to the Company’s measure of business segment adopted in Q1 2013. This change in Division operating income (loss) had no impact on Consolidated operating income (loss). For reconciliation of Division operating income (loss) reported above to amounts reported prior to Q1 2013, refer to Earnings Release filed with the United States Securities and Exchange Commission on April 30, 2013 and available in the investor relations section of our web site at www.officedepot.com.

OFFICE DEPOT, INC.

SELECTED FINANCIAL AND OPERATING DATA

(Unaudited)

Selected Operating Highlights

	13 Weeks Ended		26 Weeks Ended
	June 29, 2013	June 30, 2012	June 29, 2013	June 30, 2012
Store Statistics
United States:
Store count:
Stores opened	3	—	3	1
Stores closed	5	6	6	15
Stores relocated	1	3	5	8
Total U.S. stores	1,109	1,117	1,109	1,117
North American Retail Division square footage:	25,255,001	26,218,055
Average square footage per NAR store	22,773	23,472
International Division company-owned:
Store count:
Stores opened	—	2	1	3
Stores closed	1	—	1	—
Total International Division company-owned stores	123	134	123	134